As filed with the Securities and Exchange Commission on October 14, 2021

Registration No. 333-178892

Registration No. 333-236015

Registration No. 333-248723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-178892

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-236015

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-248723

GP STRATEGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-0845774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 300 Columbia, Maryland	21044
(Address of Principal Executive Offices)	(Zip Code)

GP Strategies Corporation 2011 Stock Incentive Plan

(Full title of the plan)

James L. Galante

Senior Vice President, General Counsel and Secretary

70 Corporate Center

11000 Broken Land Parkway, Suite 300

Columbia, Maryland 21044

(Name and address of agent for service)

(443) 367-9600

(Telephone number, including area code, of agent for service)

with a copy to:

Jonathan Klein

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

(212) 335-4902

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of GP Strategies Corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-178892, registering 3,002,373 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company under the GP Strategies Corporation 2011 Stock Incentive Plan.

•	Registration Statement No. 333-236015, registering 850,000 shares of Common Stock of the Company under the GP Strategies Corporation 2011 Stock Incentive Plan.

•	Registration Statement No. 333-248723, registering 900,000 shares of Common Stock of the Company under the GP Strategies Corporation 2011 Stock Incentive Plan.

On October 14, 2021 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2021, among the Company, Learning Technologies Group plc, a public limited company incorporated in England and Wales (“LTG”), Learning Technologies Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of LTG (“US Holdco”), and Gravity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of US Holdco (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, indirect subsidiary of LTG. Upon consummation of the Merger, at the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, any subsidiary of the Company, LTG, US Holdco, Merger Sub or any other subsidiary of LTG and shares owned by Company stockholders who have exercised their appraisal rights under Delaware law) was automatically cancelled and converted into the right to receive $20.85 in cash, without interest and subject to deduction for any required withholding tax. In addition, (A) each restricted stock unit granted by the Company that was subject only to time-based vesting conditions and was outstanding and unvested immediately prior to the merger were automatically cancelled and converted into the right to receive an amount of cash equal to the product of (a) the number of shares then underlying such restricted stock unit, multiplied by (b) $20.85 per share and (B) each restricted stock unit granted by GP Strategies that was subject to performance-based vesting conditions was is outstanding and unvested immediately prior to the merger was automatically cancelled and converted into the right to receive an amount of cash equal to the product of (a) the number of shares that vest upon a Sale of the Company (as defined in each of the GP Strategies Corporation 2018 Amended Long-Term Incentive Program and the GP Strategies Corporation 2021 Long-Term Incentive Program) pursuant to the terms of the grant of such restricted stock unit, multiplied by (b) $20.85 per share.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, on October 14, 2021.

GP STRATEGIES CORPORATION

By:	/s/ Adam H. Stedham
Adam H. Stedham
Chief Executive Officer & President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.